Contract of Lease of Property

Leasor:

Guo, Lei, a People’s Republic of China citizen, in his capacity as Trustee under that certain Property Trust Agreement, with Sichuan Yinfa Resource Development Co., Ltd., as Trustor, dated December 16, 2008 (“Party A”)

Leasee:	China Health Resource, Inc., a Delaware corporation (“Party B”)

(Collectively, the “Parties”)

Pursuant to the Contract Law of the People’s Republic of China, and based on the principles of equality, voluntarily, fairness and honesty, this Contract is made and entered into by and between Party A and Party B, through amicable negotiation. Both sides do hereby agree to abide by and execute this Contract:

1. Party A agrees to lease a forestry property to Party B as land for the use of commercial planting. The forestry property is located in Heiwengtang Valley, Xianping Forestry, Pingwu County, Mianyang City, Sichuan Province, the People’s Republic of China, with the forest area and license number of the property as B5103185981 (the “Demised Premises”). The total area is 3,262 acres. The property is licensed by Mr. Lei Guo.

2. Term of the Lease: From December 30, 2008 to December 30, 2039.

3. Fixed Rent of the Demised Property for the Full Term:

The Parties agree that Party B shall pay the total rent of the Demised Premises for the full Term in an amount equal to US$5,775,994 (the “Fixed Rent”) to Party A as the consideration for lease of the Demised Premises, which amount may be paid with that certain Convertible Promissory Note between the Parties, dated December 30, 2008 (the “Note”), shares of Party B’s Class A Common Stock (the “Common Stock”) or a combination thereof.

4. Rent Payment Arrangement of Party B:

Except as may otherwise be agreed between the Parties, payment of the Fixed Rent shall be made as follows:

(1) Party B shall execute the Note with Party A or his appointed authorized agent on December 30, 2008 in an amount equal to US$5,710,994.00.

(2) Party B shall issue to Party A on December 30, 2008 43,000,000 shares of its Common Stock.

5. Delivery of the Premises:

Party A shall deliver the Demised Premises to Party B on December 30, 2008.

6. The shares of Common Stock referred in Item 4(2), shall be issued in reliance upon an available exemption from the registration requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”) in accordance with Regulation S promulgated thereunder. Such shares shall (i) constitute “restricted securities” in accordance with Rule 144 under the Securities Act, (ii) be subject to restrictions on transfer as set forth therein, and (iii) shall bear a legend containing restrictions on transfer as require thereby.

7. Party A represents and guarantees that there is no dispute of property ownership right or use right of the Demised Premises. Party A shall be responsible for the dispute settlement should there be any such dispute. Party A shall not interfere in any legal use of the Demised Premises, and shall not take back the Demised Premises or sublet the Demised Premises to any other third party.

8. During the Term, Party B is not allowed to sublet the whole or part of the Demised Premises to any third party under any name by any way.

9. Party B shall follow the regulations of the China Securities Regulatory Commission and obtain a certificate of operation and residence from Mianyang City police and other relevant departments in a timely manner and at its own expense. Party B shall also comply with the rules, policies and regulations of the People’s Republic of China and the estate management, and pay the charge of management, water, electricity, gas, cleaning and security in a timely manner. Party B shall be responsible for any misfeasance, or any disputes that might arise from Mianyang City.

10. The Parties agree that upon the failure of Party B to pay the consideration set forth in Item 4 by December 30, 2008, Party A shall not be required to deliver the Demised Premises as set forth in Item 5, and this Contract shall be deemed terminated with immediate effect.

11. Should Party B fail to perform its obligations under this Contract and have to terminate this Contract within the Term, Party A shall not be obligated to return any of the consideration paid by Party B, and Party B shall be responsible for any and all loss or damaged at its own costs.

12. Should Party B’s business be deemed impermissible under the national and local laws and regulations thereby preventing this Contract from being fulfilled within the Term, Party B shall be responsible for any consequences resulting therefrom. Party A shall be obligated to cooperate with the government and local departments for the return to Party A of the use right of the Demised Premises. Party B shall be entitled to a pro-rata return of Common Stock relating to the remaining Term.

13. Party B shall vacate the Demised Premises upon the expiration of this Contract. Within six (6) months prior to the expiration of this Contract, Party B shall notify Party A if it intends to extend the Term and Party B’s right to release the Demised Premises is subject to the discussion between the Parties. Party B shall have first priority to re-lease the Demised Premises from Party A under the same conditions as set forth herein.

14. This Contract shall be effective immediately upon execution by the Parties. Any dispute or disagreement shall be submitted to the Suining Intermediate People’s Court for resolution.

15. This Contract shall be in octuplicate and each Party hereto shall hold four (4) copies and each counterpart shall for all purposes be deemed to be an original, and shall be considered as fully executed on distribution of the counterpart pages to each of the executors hereto.

This Contract is executed and taken effective by the Parties on December 19, 2008.

Party A: /s/ Guo Lei	Party B: /s/ Chen, Jiang
Guo, Lei	Chen, Jiang
Trustee	Chief Executive Officer